RiverSource Life Insurance Co. of New York

20 Madison Avenue Extension

Albany, New York 12203

Guaranteed Lifetime Withdrawal Benefit Rider

Single Life

This rider provides a lifetime withdrawal benefit that guarantees, upon election, a series of Withdrawals from the contract equal to a percentage of the Benefit Base. The Benefit Base is established for the sole purpose of determining the lifetime withdrawal benefit and is not used in calculating the surrender value or other guaranteed benefits.

This rider is made a part of the contract to which it is attached and is effective on the Contract Date. Except where this rider provides otherwise, it is subject to all of the terms, conditions and limitations of the contract. If there is any conflict between the contract, including any attached riders and endorsement provisions, these rider provisions take precedence.

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. The annual rider fee may vary by the investment option(s) You select. Your initial approved investment option selection(s) are shown under Contract Data. We reserve the right to modify the available investment options at any time subject to any required regulatory approval as described in this rider. We will notify You of any changes, or limitations, to the available investment options. Additional limitations may be imposed on the investment options available for selection to comply with the written instructions of a fund. The number of transfers allowed each contract year is shown under Contract Data.

Excess Withdrawals may reduce benefits by more than the dollar amount of the Withdrawals. You may contact Us prior to requesting a Withdrawal to determine whether the amount of the Withdrawal will exceed the guaranteed amount that can be withdrawn.

The purpose of the Guaranteed Lifetime Withdrawal Benefit provided by this rider is to provide security through a stream of income payments to the Owner.

The additional charge for this rider is described in the Rider Charges provision. This rider cannot be terminated except under the limited circumstances described in the Termination of the Rider provision.

Definitions

The following words are used often in this rider. When We use these words, this is what We mean:

Age Bands

The age ranges shown under Contract Data. Each Age Band is associated with two components of Your Lifetime Payment Percentage, a Minimum Lifetime Payment Percentage and a potential Income Bonus Percentage. You must be at least the youngest age shown in the first Age Band for the Current Annual Payment to be established. After the Current Annual Payment is established, in addition to Your age, other factors determine when You move to a higher Age Band as described in the Lifetime Payment Percentage provision.

Annual Step-Up

On each Rider Anniversary, You may receive an Annual Step-Up which, if applicable, increases the Benefit Base. If the Benefit Base increases due to an Annual Step-Up, a Credit Period will restart and, if You are eligible for a higher Age Band, the Lifetime Payment Percentage may increase.

Benefit Base

Used to determine the Current Annual Payment and the annual rider charge. The Benefit Base is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

Contract Returns Used For Credit

Any positive returns in a contract year that are used to determine the Returns-linked Credit as described in the Rider Anniversary Processing provision.

Covered Person

The person whose life is used to determine when the Current Annual Payment is established and the duration of the Current Annual Payments. The Covered Person is established on the Rider Effective Date and cannot be changed. The Covered Person is the Owner on the Rider Effective Date unless otherwise specified under Contract Data. If the Owner on the Rider Effective Date is a non-natural person (e.g., an irrevocable trust or corporation) or a revocable trust, the Covered Person is the Annuitant.

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Credit Carryover

An amount that can be used on the Rider Anniversary to increase the Returns-linked Credit as described in the Rider Anniversary Processing provision.

Current Annual Payment

The benefit amount available for Withdrawal each contract year after the Covered Person has reached the youngest age in the first Age Band shown under Contract Data. The Current Annual Payment can vary each contract year, except as stated in the Lifetime Payment Percentage provision, and includes the minimum annual lifetime payment and may also include an income bonus as described in the Current Annual Payment provision.

Excess Withdrawal

Any Withdrawal taken before the Current Annual Payment is established or any Withdrawal that is greater than the Remaining Annual Payment.

Excess Withdrawal Processing

Reduces benefits under this rider if an Excess Withdrawal is processed.

Income Bonus Percentage

May be included in the Lifetime Payment Percentage as described in the Lifetime Payment Percentage provision.

Lifetime Payment Percentage

Used to calculate Your Current Annual Payment. It includes a Minimum Lifetime Payment Percentage and may include an additional Income Bonus Percentage, both shown under Contract Data. The percentage used can vary as described in the Lifetime Payment Percentage provision.

Maximum Carryover

The maximum amount for the Credit Carryover. The Maximum Carryover Percentage is shown under Contract Data and is used to calculate the Maximum Carryover.

Maximum Credit

The maximum amount for the Returns-linked Credit. The Maximum Credit Percentage is shown under Contract Data and is used to calculate the Maximum Credit.

Remaining Annual Payment

After the Current Annual Payment is established, the amount that can be withdrawn during the remainder of the current contract year.

Returns-linked Credit, Credit Period

The Returns-linked Credit is an amount that can be added to the Benefit Base on Rider Anniversaries during a Credit Period, subject to limitations. The duration of a Credit Period is shown under Contract Data. The Credit Period starts on the Rider Effective Date and will restart whenever there is an increase of the Benefit Base due to an Annual Step-Up, subject to limitations. See the Rider Anniversary Processing provision.

Returns-linked Credit Base

Used to determine the Maximum Credit and the Maximum Carryover. The Returns-linked Credit Base cannot be withdrawn or annuitized and is not payable as a death benefit.

Rider Anniversary

The same date as Your Contract Anniversary. It is the same Day and month as the Rider Effective Date each year that the rider remains in force.

Rider Effective Date

This rider is effective as of the Contract Date.

Withdrawal

For purposes of this rider, the term “Withdrawal” is equal to the term “surrender” in Your contract and any other riders, and the amount of a Withdrawal is the amount by which Your Contract Value is reduced as a result of Your surrender request. It may differ from the amount of Your request due to any surrender charge.

Withdrawal Adjustment Base

Used to determine whether or not the Income Bonus Percentage will be included in the Lifetime Payment Percentage. The Withdrawal Adjustment Base cannot be withdrawn or annuitized and is not payable as a death benefit.

Guaranteed Lifetime Withdrawal Benefit

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that, regardless of investment performance, You may take Withdrawals up to the Current Annual Payment each contract year once the Current Annual Payment is established. Your age at the time of the first Withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision.

The Current Annual Payment can vary based on the relationship of Your Contract Value to the Withdrawal Adjustment Base. Each contract year, whether or not the Income Bonus Percentage is included in the Lifetime Payment Percentage is determined when the first Withdrawal is taken and is fixed for the remainder of that contract year, except as stated in the Lifetime Payment Percentage provision.

As long as Your total Withdrawals during the contract year do not exceed the Current Annual Payment, You will not be assessed a surrender charge. If You withdraw a larger amount, the excess amount will be assessed any applicable surrender charge. Also, benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, You may withdraw any amount up to Your entire surrender value, subject to Excess Withdrawal Processing under the rider.

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Subject to conditions and limitations, the Current Annual Payment can be increased if a Returns-linked Credit is available or an Annual Step-Up increases the Benefit Base on a Rider Anniversary. See the Rider Anniversary Processing provision.

We may modify the fee for this rider as described in the Rider Charges provision.

Current Annual Payment

The Current Annual Payment is established on the later of (1) the Rider Effective Date if the Covered Person has reached the youngest age in the first Age Band, or (2) the date the Covered Person’s Attained Age equals the youngest age in the first Age Band.

When the Current Annual Payment is established and at all times thereafter, the Current Annual Payment is equal to the Benefit Base multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or the Benefit Base changes as described below, the Current Annual Payment will be recalculated.

The Current Annual Payment can vary each contract year and includes the minimum annual lifetime payment and may also include an income bonus. The minimum annual lifetime payment is the guaranteed lifetime benefit amount available for Withdrawal each contract year. It is calculated by multiplying the Benefit Base by the Minimum Lifetime Payment Percentage. The income bonus is a potential increase to the Current Annual Payment and is calculated by multiplying the Benefit Base by the Income Bonus Percentage. If the Income Bonus Percentage is included in the Lifetime Payment Percentage, then the income bonus is included in the Current Annual Payment.

If You withdraw less than the Current Annual Payment in a contract year, the unused portion does not carry over to future contract years.

Remaining Annual Payment

The Remaining Annual Payment is established at the same time as the Current Annual Payment. The Remaining Annual Payment equals the Current Annual Payment less all Withdrawals in the current contract year, but it will not be less than zero.

Lifetime Payment Percentage

The Lifetime Payment Percentage is used to calculate the Current Annual Payment. The Minimum Lifetime Payment Percentage and the Income Bonus Percentage for each Age Band is shown under Contract Data. Throughout the remainder of this rider, Your Lifetime Payment Percentage will include the Minimum Lifetime Payment Percentage and may include an Income Bonus Percentage for a particular Age Band as determined by this provision.

Age Band for the Lifetime Payment Percentage

The Age Band for the Lifetime Payment Percentage is determined at the following times:

1.	When the Current Annual Payment is established

The Age Band for the Lifetime Payment Percentage used to calculate the initial Current Annual Payment is determined by the Covered Person’s Attained Age.

2.	On the Covered Person’s subsequent birthdays

Except as noted below, if the Covered Person’s new Attained Age is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.

However, if You decline an increase to the annual rider fee or if a Withdrawal has been taken since the Current Annual Payment was established, then the Age Band for the Lifetime Payment Percentage will not change on subsequent birthdays.

3.	Upon Annual Step-Ups as described in the Rider Anniversary Processing provision

Income Bonus Percentage

The following determines whether or not the Income Bonus Percentage is included in the Lifetime Payment Percentage.

A comparison of Your Contract Value and the Withdrawal Adjustment Base determines whether or not the Income Bonus Percentage is included in the Lifetime Payment Percentage when calculating the Current Annual Payment except as described below.

On each Valuation Date when the Current Annual Payment is calculated, if the Benefit Determining Percentage calculated below is less than the Adjustment Threshold shown under Contract Data, then the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage plus the Income Bonus Percentage for Your current Age Band, both shown under Contract Data. Otherwise, the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage for Your current Age Band.

The Benefit Determining Percentage is calculated as follows, but it will not be less than zero:

1 - (a/b)

a =	Contract Value at the end of the prior Valuation Period

b =	Withdrawal Adjustment Base at the end of the prior Valuation Period

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After the Current Annual Payment is established, the first Withdrawal taken in each contract year will set and fix the Lifetime Payment Percentage for the remainder of the contract year except as noted below. Beginning on the next Rider Anniversary, the Lifetime Payment Percentage can change on each Valuation Date as described above until a Withdrawal is taken in that contract year.

However, at the earliest of (1) or (2) below, the Income Bonus is no longer available and the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage for as long as the benefit is payable:

1.	when the Contract Value reduces to zero, or

2.	on the Annuitization Start Date.

For certain periods of time at Our discretion and on a non-discriminatory basis, Your Lifetime Payment Percentage may be set by Us to include the Income Bonus Percentage if more favorable to You.

Rider Effective Date Values, Additional Purchase Payments and Withdrawals

Your benefit values are determined at the following times and are subject to the applicable maximum amount as shown under Contract Data:

1.	At Rider Effective Date

The Benefit Base, Returns-linked Credit Base and Withdrawal Adjustment Base are set equal to the initial purchase payment.

The Credit Carryover is zero.

The Maximum Credit equals the Returns-linked Credit Base multiplied by the Maximum Credit Percentage.

The Maximum Carryover equals the Returns-linked Credit Base multiplied by the Maximum Carryover Percentage.

2.	When an additional purchase payment is made

The Benefit Base and Withdrawal Adjustment Base will be increased by the amount of each additional purchase payment.

The Credit Carryover does not change.

If the purchase payment is received within 180 Days after the Contract Date:

•	the Returns-linked Credit Base will be increased by the amount of the additional purchase payment; and

•	the Maximum Credit is recalculated to the Returns-linked Credit Base multiplied by the Maximum Credit Percentage; and
•	the Maximum Carryover is recalculated to the Returns-linked Credit Base multiplied by the Maximum Carryover Percentage.

See the Purchase Payments Provisions under Contract Provision Modifications for purchase payment limitations.

3.	When a Withdrawal is taken

A Returns-linked Credit will not be added to the Benefit Base on the following Rider Anniversary.

The Withdrawal Adjustment Base, Benefit Base and Credit Carryover can be adjusted, but they will not be less than zero.

a.	The Withdrawal Adjustment Base will be reduced by the same proportion that the Contract Value is reduced. The proportional amount deducted is the “Adjustment for Withdrawal,” calculated as follows:

a X b        where:

   c

a =	the amount of the Withdrawal
b =	the Withdrawal Adjustment Base on the date of (but prior to) the Withdrawal
c =	the Contract Value on the date of (but prior to) the Withdrawal

b.

If the Current Annual Payment is not established, Excess Withdrawal Processing will occur as follows. The Benefit Base and Credit Carryover will be reduced by the same proportion that the Contract Value is reduced using the “Adjustment for Withdrawal” calculation described above but substituting the Benefit Base or Credit Carryover (as applicable) for the Withdrawal Adjustment Base.

c.	If the Current Annual Payment is established and the Withdrawal is less than or equal to the Remaining Annual Payment, the Benefit Base and Credit Carryover do not change.

d.

If the Current Annual Payment is established and the Withdrawal is greater than the Remaining Annual Payment, Excess Withdrawal Processing will occur, and the Benefit Base and Credit Carryover will be reduced by an amount calculated as follows:

d X e        where:

   f

d =	the amount of the Withdrawal minus the Remaining Annual Payment

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e =	the Benefit Base or Credit Carryover (as applicable) on the date of (but prior to) the Withdrawal
f =	the Contract Value on the date of (but prior to) the Withdrawal minus the Remaining Annual Payment

Excess Withdrawal Processing

Here are simplified examples of how the Benefit Base, Current Annual Payment and Remaining Annual Payment change when Withdrawals do not exceed the annual limits and when Withdrawals exceed the annual limits.

Examples Assume

•	No prior Withdrawals have been taken

•	The Contract Value before the Withdrawal = $85,000

•	Benefit Base = $100,000

•	Lifetime Payment Percentage = 5%

•	Current Annual Payment = Benefit Base times the Lifetime Payment Percentage = $5,000

$4,000 Withdrawal (within annual limit)

Benefit Base after Withdrawal = $100,000

Current Annual Payment after Withdrawal = $5,000

Remaining Annual Payment after Withdrawal = Current

Annual Payment minus all Withdrawals in the current

contract year = $5,000 - $4,000 = $1,000

$7,000 Withdrawal (annual limit exceeded)

Benefit Base after Withdrawal = $100,000 minus

($7,000 - $5,000)* $100,000

($85,000 - $5,000)

= $97,500

Current Annual Payment after Withdrawal = 5% *

$97,500 = $4,875

Remaining Annual Payment after Withdrawal = Current

Annual Payment minus all Withdrawals in the current

contract year, but not less than zero = $0

Rider Anniversary Processing

The following describes how Your benefit values are calculated on Rider Anniversaries. The Benefit Base, Returns-linked Credit Base and Withdrawal Adjustment Base are subject to the maximum amount shown under Contract Data. If the Rider Anniversary falls on a Day that the New York Stock Exchange is closed, the anniversary Contract Value (for the Variable Account portion only) is based on the close of business values on the next Valuation Date.

1.	Returns-linked Credit for the Benefit Base

If You did not take any Withdrawals during the prior contract year and You did not decline an increase to the annual rider fee, a Returns-linked Credit may be available during the Credit Period.

The Returns-linked Credit equals the lesser of the Maximum Credit (immediately prior to this Rider Anniversary) or the following:

(a X b) + c        where:

a =	Contract Returns Used For Credit
b =	Credit Multiplier (shown under Contract Data)
c =	Credit Carryover

The Benefit Base will be increased by the Returns-linked Credit on the Rider Anniversary.

Contract Returns Used For Credit

•	On the first Rider Anniversary the Contract Returns Used For Credit equals the Contract Value on the Rider Anniversary less the purchase payments received during the first contract year, but it will not be less than zero.

•	On any other Rider Anniversary during a Credit Period the Contract Returns Used For Credit equals the Contract Value on the Rider Anniversary less the Contract Value on the prior Rider Anniversary less any purchase payments received in that contract year, but it will not be less than zero.

•	The Contract Value used to determine the Contract Returns Used For Credit is the value on the anniversary after all charges have been deducted.

After the end of the Credit Period there will be no additional Returns-linked Credits unless the Credit Period restarts due to an Annual Step-Up of the Benefit Base.

The Returns-linked Credit Base, Credit Carryover, Maximum Credit and Maximum Carryover will be set to zero on the last Rider Anniversary of a Credit Period.

The Returns-linked Credit Base, Credit Carryover, Maximum Credit and Maximum Carryover will be permanently set to zero on the Maximum Returns-linked Credit Date shown under Contract Data.

2.	Annual Step-Up for the Benefit Base

Beginning with the first Rider Anniversary, an Annual Step-Up may be available. If You decline an increase to the annual rider fee, Annual Step-Ups will no longer be available.

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The Annual Step-Up will take place on any Rider Anniversary where the Contract Value (after rider charges are deducted) is greater than the Benefit Base (after any Returns-linked Credit is added). If an Annual Step-Up takes place, the following adjustments will be made:

•	The Benefit Base will be increased to the Contract Value.

•	The Credit Period will restart.

•	If the Covered Person’s Attained Age on the Rider Anniversary is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior Withdrawals. And the higher Age Band will be used even if there was no Annual Step-Up due to the maximum Benefit Base limitation.

3.	Credit Carryover

If You did not take any Withdrawals during the prior contract year, the Credit Carryover is recalculated on the Rider Anniversary after any Returns-linked Credit and any Annual Step-Up have been applied to the Benefit Base. It equals the lesser of the Maximum Carryover (immediately prior to this Rider Anniversary) or the following:

(a X b) + c - d        where:

a =	Contract Returns Used For Credit

b =	Credit Multiplier (shown under Contract Data)

c =	Credit Carryover immediately prior to this Rider Anniversary

d =	any Returns-linked Credit applied on this Rider Anniversary

If a Withdrawal has been taken during the prior contract year, the Credit Carryover does not change on the Rider Anniversary.

4.	Returns-linked Credit Base, Maximum Credit and Maximum Carryover

The following values are reset on each Rider Anniversary after any Returns-linked Credit and any Annual Step-Up have been applied to the Benefit Base:

•	The Returns-linked Credit Base is reset to the Contract Value (after rider charges are deducted).

•	The Maximum Credit is recalculated and equals the Returns-linked Credit Base multiplied by the Maximum Credit Percentage.

•	The Maximum Carryover is recalculated and equals the greater of 1) the Returns-linked Credit Base multiplied by the Maximum Carryover Percentage or 2) the Credit Carryover as determined under item 3 of the Rider Anniversary Processing provision above.
5.	The Withdrawal Adjustment Base

If You did not decline an increase to the annual rider fee, on each Rider Anniversary the Withdrawal Adjustment Base will be increased to the Contract Value, if greater.

Required Minimum Distributions

If You are taking required minimum distributions (RMD) from this contract and Your RMD is greater than the Current Annual Payment, the portion of Your RMD that is greater than the Current Annual Payment will not be subject to Excess Withdrawal Processing provided:

1.	the Current Annual Payment is established,

2.	the RMD is for this contract alone,

3.	the RMD is based on Your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4.

the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the Rider Effective Date.

RMD rules follow the calendar year which may limit when You can take Your RMD and not be subject to Excess Withdrawal Processing.

Any Withdrawals taken before the Current Annual Payment is established or withdrawing amounts greater than the Remaining Annual Payment that do not meet these conditions will result in Excess Withdrawal Processing. In this circumstance, the excess amount will be the portion of the Withdrawal that exceeds the amount allowed under this provision.

Investment Options and Limits

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. Certain approved investment options may only be available within an allocation plan, subject to requirements and percentage limitations as shown under Contract Data. You may contact Us for additional details regarding the allocation plan requirements and limitations.

Your initial approved investment option selection(s) are shown under Contract Data. You may, by Written Request or other method agreed to by Us, change Your choice of approved investment options, change to a different allocation plan, if available, or change Your investment allocations subject to Our requirements. The number of transfers allowed each contract year is shown under Contract Data.

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Because this rider requires that Your Contract Value be invested in one or more approved investment options for the duration of the rider, and You cannot terminate this rider once You have selected it, if You later decide You do not want to invest in any of the approved investment options, You must terminate Your contract by requesting a full surrender. Surrender charges and tax penalties may then apply.

If You request an allocation or transfer to subaccounts that are not approved investment option(s) under the terms of this rider, You will be notified and a new request must be submitted.

We reserve the right to add, remove, combine, or substitute approved investment options in Our sole discretion, subject to any required regulatory approval. We reserve the right to close or restrict approved investment options in Our sole discretion, subject to any required regulatory approval. We also reserve the right to add or remove allocation plans, in Our sole discretion, subject to any required regulatory approval. Any change We make to the approved investment options or allocation plans will apply to current allocations, future purchase payments and transfers.

We will provide advance written notice of any change to the approved investment options or the allocation plans.

Contract Provision Modifications

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

Reports to Owner

This statement will also show the Benefit Base and the Current Annual Payment, if established. If the Current Annual Payment is not established, You may contact Us for an estimate of the amount that will be available when the Covered Person reaches the youngest age in the first Age Band shown under Contract Data, assuming the Benefit Base remains the same until then.

Purchase Payments Provisions

This rider amends the Additional Purchase Payments provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits provision to restrict payments after the first contract year to an amount less than Maximum Purchase Payments Permitted, shown under Contract Data.

The rider prohibits additional purchase payments unless:

1.	the payment is received at time of application or within 90 Days thereafter, or
2.

this is a Tax Qualified Contract where We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code until total additional purchase payments are $100,000.

The rider also prohibits additional purchase payments if:

1.	You decline an increase to the annual rider fee as described in the Rider Charges provision, or

2.

the Current Annual Payment is available and Your Contract Value on any anniversary is less than four times the Benefit Base multiplied by the Minimum Lifetime Payment Percentage for Your current Age Band.

If We waive any restrictions on initial or additional purchase payments, You will be notified in writing, signed by an officer of the company.

Allocation of Purchase Payments

Because this rider requires 100% allocation to approved investment options, allocation of purchase payments shall be determined by Your selection from investment options available for this rider.

Transfers of Contract Values

Because this rider requires 100% allocation to approved investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options (2) transfers of the Contract Value from the current allocation plan to another allocation plan if available or (3) transfers as otherwise agreed to by Us. Transfers made by You into and out of the same subaccount within a five business Day period (or vice versa) may be to the disadvantage of other contract Owners and are prohibited. If required the Contract Value may be automatically rebalanced according to the allocation plan that is currently in effect.

Rules for Surrender

Minimum Contract Values following a surrender no longer apply to Your contract.

Surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each bears to the Contract Value.

If Your Contract Value is reduced to zero, the Returns-linked Credit Base, Credit Carryover, Maximum Credit and Maximum Carryover will be permanently set to zero, and there will be no additional Returns-linked Credits. Also, the following will occur:

1.

If the Current Annual Payment is not established and if the Contract Value is reduced to zero as a result of fees or charges, then the Owner must wait until the Current Annual Payment would be established, and then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the Owner until the death of the Covered Person.

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2.

If the Current Annual Payment is established and if the Contract Value is reduced to zero as a result of fees or charges, then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the Owner until the death of the Covered Person.

3.

If the Current Annual Payment is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is less than or equal to the Remaining Annual Payment; the Current Annual Payment will be available for the remainder of this contract year and then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the Owner until the death of the Covered Person.

In (1), (2) and (3) above:

•	These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B under the Tables of Annuity Payout Rates provision.

•	We will no longer accept additional purchase payments.

•	No more charges will be collected for the rider.

•	The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

•	If the Current Annual Payment is determined by incorrect information regarding the Covered Person’s birth date, payments will be adjusted. They will be based on what would have been provided using the correct birth date. Any underpayments made by Us will be made up promptly without interest. We reserve the right to recover from You or Your estate any amounts overpaid. If there are any future payments under this rider, overpayments made by Us will be subtracted, without interest, and/or as otherwise legally permissible.

4.	If the Current Annual Payment is not established and if the Contract Value is reduced to zero as a result of a Withdrawal, this rider and the contract will terminate.

5.

If the Current Annual Payment is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is greater than the Remaining Annual Payment, this rider and the contract will terminate.

Spouse’s Option to Continue Contract

If a spouse chooses to continue the contract under the Spouse’s Option to Continue Contract provision, the rider terminates.

Annuity Provisions

If the Annuitization Start Date is the latest date shown under the Change of Annuitization Start Date provision, You can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider.

Under the rider’s payout option, the minimum amount payable shown in Plan B under the Tables of Annuity Payout Rates provision will not apply, and You will receive the Current Annual Payment, recalculated based on the Minimum Lifetime Payment Percentage, each contract year until the death of the Covered Person. The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year. These annualized amounts will be paid in monthly installments until the death of the Covered Person. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B under the Tables of Annuity Payout Rates provision.

If You choose to receive the Current Annual Payment rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the Annuitization Start Date.

Rider Charges

We deduct the charge for this rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value on Your Contract Anniversary.

The charge is calculated on Your Contract Anniversary by multiplying the annual rider fee by the greater of the Benefit Base (before any Returns-linked Credit is added) or the Contract Value (before any charges have been deducted), unless the Contract Value is greater than the maximum Benefit Base shown under Contract Data. In that case, multiply the annual rider fee by the maximum Benefit Base.

The annual rider fee may vary with Your investment option and is subject to the maximum annual rider fee shown under Contract Data.

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The initial annual rider fee(s) are shown under Contract Data. The following describes how Your annual rider fee may increase:

1.

We may increase the annual rider fee for all approved investment options at Our discretion and on a nondiscriminatory basis. Your annual rider fee will increase if We declare an increase to the fee with written notice 30 Days in advance except as described below. The new fee will be in effect on the date We declare in the written notice.

a.	You can decline this increase and therefore all future fee increases if We receive Your Written Request prior to the date of the fee increase, in which case You permanently relinquish:

i.	all future Annual Step-Ups,

ii.	any ability to make additional purchase payments,

iii.	any future Returns-linked Credits, and the Returns-linked Credit Base, Credit Carryover, Maximum Credit and Maximum Carryover will be permanently set to zero, and

iv.	any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and Rider Anniversaries.

If You decline an increase to the annual rider fee, the Withdrawal Adjustment Base will not be increased on Rider Anniversaries.

b.

You can terminate this rider if Your annual rider fee after any increase is more than 0.25 percentage points higher than Your fee before the increase and if We receive Your Written Request to terminate the rider prior to the date of the increase.

2.

The annual rider fee associated with a specified investment option may change at Our discretion. If You are invested in any investment option that has an increase in the associated annual rider fee, Your annual rider fee will increase.

If more than one rider fee is applicable during a contract year, We will calculate an average annual rider fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of Days each fee was in effect and the percentage of Contract Value allocated to each investment option.

If Your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year, and further charges for this rider will terminate.

Termination of the Rider

This rider cannot be terminated either by You or Us except as follows:

1.	After the death benefit is payable, the rider will terminate.

2.	Continuation of the contract under the Spouse’s Option to Continue Contract provision will terminate the rider.

3.	After We receive written notification of the death of the Covered Person, if the death benefit is not payable the rider will terminate.

4.	On the Annuitization Start Date, if You choose a payout option available under the contract, the rider will terminate.

5.	In relation to certain increases to the annual rider fee as described in the Rider Charges provision, Your Written Request will terminate the rider.

6.	Reduction of the Contract Value to zero under certain situations as described in the Rules for Surrender provision will terminate the rider.

7.	Termination of the contract for any reason will terminate the rider.

RiverSource Life Insurance Co. of New York

Secretary

116464-SGNY	Page 9	(5/21)

CONTRACT DATA - Continued

Contract Number: 9925-0000000	Contract Date: May 3, 2021

Guaranteed Lifetime Withdrawal Benefit Rider

Single Life

Covered Person:	John Doe
Rider Effective Date:	May 3, 2021
Maximum Benefit Base, Returns-linked Credit Base and Withdrawal Adjustment Base:	$20,000,000
Adjustment Threshold:	20%
Maximum Returns-linked Credit Date:	The later of (A) the Rider Anniversary on or after the Owner’s 95th birthday or (B) the 15th Rider Anniversary.
Credit Period:	15 contract years
Maximum Credit Percentage:	10%
Maximum Carryover Percentage:	10%
Credit Multiplier:	200%

Lifetime Payment Percentage:

Age Bands*	Minimum Lifetime Payment Percentage	Income Bonus Percentage
50-58	2.60%	1.00%
59-64	3.60%	1.00%
65-69	4.70%	1.00%
70-74	4.90%	1.00%
75-79	5.00%	1.00%
80+	5.10%	1.00%

*

After the lifetime benefit is established, the Covered Person’s Attained Age at the first Withdrawal will set the Age Band. See the Age Band for the Lifetime Payment Percentage provision for exceptions.

Initial Investment Selection(s)	Payment Allocation Percentage
VP - Mngd Vol Cons Fd Cl 2	50.00%
VP - Mngd Vol Mod Gr Fd Cl 2	50.00%

•	The initial annual rider fee is 1.55%.

•	The maximum annual rider fee is 2.50%.

•	We may increase the annual rider fee with written notice. Also, rider fees may vary by investment option. Rider fees will never exceed the maximum annual rider fee.

•

The rider charge is prorated among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value on Your Contract Anniversary.

•

Contracts issued with an initial purchase payment higher than the Maximum Purchase Payments Permitted require corporate office approval and may require limitation of the number of investment options available for selection.

•

For Tax Qualified Contracts: Tax-qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract. If You have a tax-qualified annuity, You may be required to take a minimum distribution that is greater than Your Remaining Annual Payment. These required minimum distributions will not result in Excess Withdrawal Processing in most situations. However, in limited circumstances, an Excess Withdrawal due to a required distribution would be subject to Excess Withdrawal Processing as described in the Required

DP116464-SGNY

CONTRACT DATA - Continued

Contract Number: 9925-0000000	Contract Date: May 3, 2021

Minimum Distributions provision. In these circumstances, the benefit may have limited usefulness in connection with a contract funding tax-qualified programs because a partial surrender made to satisfy the minimum distribution rules might result in a proportional reduction in the Benefit Base. If You plan to exercise the benefit before or after Your required minimum distribution beginning date under this contract, You should consider whether the rider is appropriate for Your circumstances. You should consult Your tax advisor.

Approved Investment Options:

•

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) identified in one of the lists below. The initial lists of approved investment option(s) are shown below.

•

You may, by Written Request or other method agreed to by Us, transfer 100% of Contract Value from the approved investment options of one list to the approved investment options of another list. You can also transfer Contract Value among approved investment options within a list. Any transfers of Contract Value between the lists or among approved investment options within one list are limited to six times a contract year. We reserve the right to allow additional transfers.

•	Payments may also be allocated to the Special DCA Fixed Account for transfer to approved investment option(s) You select.

•

If You choose to allocate among the approved investment options identified in Investment Option List 2, Your Contract Value will be automatically rebalanced quarterly based on the Contract Date. We reserve the right to change the rebalance frequency.

•	We reserve the right to modify the approved investment options at any time subject to any required regulatory approval as described in the Investment Options and Limits provision.

•	The Regular Fixed Account is not available with this rider.

Investment Option List 1:

Columbia VP Balanced Fund Cl 2
VP - Mngd Vol Cons Fd Cl 2
VP - Mngd Vol Cons Gr Fd Cl 2
VP - Mngd Vol Mod Gr Fd Cl 2
VP - Mngd Vol Growth Fd Cl 2
VP - US Flexible Cons Gr Fd Cl 2
VP - US Flexible Mod Gr Fd Cl 2
VP - US Flexible Growth Fd Cl 2
VP - Managed Risk Fd Cl 2
VP - Managed Risk US Fd Cl 2
VP - Conservative Portfolio Cl 2
VP - Moderately Conservative Port Cl 2
VP - Moderate Portfolio Cl 2
VP - Moderately Aggressive Port Cl 2
VP - Aggressive Portfolio Cl 2

Investment Option List 2:

Group A - Minimum 20%
Maximum per fund
CTIVP American Century Div Bond Fd Cl 2	100%
CTIVP TCW Core Plus Bond Fund Cl 2	100%
CTIVP Wells Fargo Short Dur Govt Fd Cl 2	100%
Columbia VP Government Mny Mkt Fund Cl 2	100%
Columbia VP Intermediate Bond Fund Cl 2	100%

DP116464-SGNY

CONTRACT DATA - Continued

Contract Number: 9925-0000000	Contract Date: May 3, 2021

Columbia VP Limited Dur Credit Fd Cl 2	100%
Columbia VP US Govt Mortgage Fund Cl 2	100%
VP Partners Core Bond Fd Cl 2	100%

Group B - Maximum 80%
Maximum per fund
CTIVP Loomis Sayles Growth Fund Cl 2	30%
CTIVP MFS Value Fund Cl 2	30%
CTIVP T. Rowe Price Large Cap Value Cl 2	30%
Columbia VP Contrarian Core Fund Cl 2	30%
Columbia VP Disciplined Core Fund Cl 2	30%
Columbia VP Dividend Opportunity Fd Cl 2	30%
Columbia VP Large Cap Growth Fund Cl 2	30%
Columbia VP Large Cap Index Fund Cl 2	30%
Columbia VP Overseas Core Fund Cl 2	30%
Columbia VP Select Lrg Cap Value Cl 2	30%
VP Partners Core Equity Fund Cl 2	30%
VP Partners Intl Core Equity Fund Cl 2	30%
VP Partners Intl Growth Fund Cl 2	30%
VP Partners Intl Value Fund Cl 2	30%
Columbia VP Balanced Fund Cl 2	80%
VP - Mngd Vol Cons Fd Cl 2	80%
VP - Mngd Vol Cons Gr Fd Cl 2	80%
VP - Mngd Vol Mod Gr Fd Cl 2	80%
VP - Mngd Vol Growth Fd Cl 2	80%
VP - US Flexible Cons Gr Fd Cl 2	80%
VP - US Flexible Mod Gr Fd Cl 2	80%
VP - US Flexible Growth Fd Cl 2	80%
VP - Managed Risk Fd Cl 2	80%
VP - Managed Risk US Fd Cl 2	80%
VP - Conservative Portfolio Cl 2	80%
VP - Moderately Conservative Port Cl 2	80%
VP - Moderate Portfolio Cl 2	80%
VP - Moderately Aggressive Port Cl 2	80%
VP - Aggressive Portfolio Cl 2	80%

Group C - Maximum 20%
Maximum per fund
CTIVP Morgan Stanley Advantage Fund Cl 2	5%
CTIVP Victory Sycmre Establshd Valu Cl 2	5%
CTIVP Westfield Mid Cap Growth Fd Cl 2	5%
Columbia VP Emerging Markets Fund Cl 2	5%
Columbia VP Mid Cap Growth Fund Cl 2	5%
Columbia VP Select Mid Cap Value Cl 2	5%
Columbia VP Select Sm Cap Value Fd Cl 2	5%
VP Partners Small Cap Growth Fd Cl 2	5%
VP Partners Small Cap Value Fd Cl 2	5%

DP116464-SGNY